Exhibit 10.1

________________________________________________________________________

ASSET PURCHASE AGREEMENT

BY AND AMONG

HERITAGE DEBTX LLC,

AND

THE DEBT EXCHANGE, INC.

DATED AS OF JANUARY 9, 2026

________________________________________________________________________

TABLE OF CONTENTS

Article I. DEFINITIONS		1
1.1	Certain Definitions	1
1.2	Table of Defined Terms	7
Article II. PURCHASE AND SALE		9
2.1	Purchase and Sale of Assets	9
2.2	Assumption of Liabilities	10
2.3	Closing	11
2.4	Closing Payments; Actions and Deliveries	11
2.5	Post-Reference Time Payment	11
2.6	Closing Deliverables	12
2.7	Withholding	13
2.8	Allocation of Consideration	13
Article III. REPRESENTATIONS AND WARRANTIES OF SELLER		14
3.1	Organization and Qualification	14
3.2	Governing Documents	15
3.3	Capitalization	15
3.4	Subsidiaries	15
3.5	Authority; Enforceability	15
3.6	Indebtedness; Seller Transaction Expenses	15
3.7	No Conflict; Required Filings and Consents	15
3.8	Material Contracts	16
3.9	Compliance with Laws	17
3.10	Financial Statements	17
3.11	Absence of Certain Changes and Events	18
3.12	Absence of Litigation, Claims and Orders	18
3.13	Employee Benefit Plans	18
3.14	Labor Matters	19
3.15	Real Property.	19
3.16	Taxes	20
3.17	Intellectual Property and Information Privacy and Security Laws	20
3.18	Customers and Suppliers	23
3.19	Insurance	23
3.20	Brokers	23
3.21	Affiliated Transactions	23
3.22	Ownership and Sufficiency of Assets	24
3.23	Solvency	24
Article IV. REPRESENTATIONS AND WARRANTIES OF PURCHASER		24
4.1	Organization	24
4.2	Authority; Enforceability	24
4.3	No Conflict; Required Filings and Consents	24
4.4	Absence of Litigation, Claims and Orders	25
4.5	Brokers	25
Article V. COVENANTS		25
5.1	Further Assurances	25
5.2	Publicity	25
5.3	Customer and Business Relationships	25
5.4	Expenses	25

ii

5.5	Restrictive Covenants.	26
5.6	Certain Assigned Contracts	27
5.7	Names; Domain Name	28
5.8	Receivables	28
5.9	Bulk Sales Laws	28
5.10	Pre-Closing Taxes	29
5.11	Transfer Taxes	29
5.12	Cooperation	29
5.13	Payment of Other Excluded Liabilities	29
5.14	Seller Release	29
Article VI. INDEMNIFICATION		30
6.1	Survival	30
6.2	Indemnification and Reimbursement by Seller	30
6.3	Indemnification and Reimbursement by Purchaser	30
6.4	Limitations	31
6.5	Third-Party Claims	32
6.6	Order of Recovery	33
6.7	Release of Escrow Funds in Escrow Account	34
6.8	Exclusive Remedy	34
6.9	Treatment of Indemnification Payments	34
Article VII. MISCELLANEOUS		34
7.1	Amendment	34
7.2	Waiver	35
7.3	Notices	35
7.4	Enforcement of Agreement	36
7.5	Headings; Construction	36
7.6	Severability	36
7.7	Entire Agreement	36
7.8	Assignment	36
7.9	No Third Party Beneficiaries	37
7.10	Governing Law; Venue	37
7.11	Waiver of Jury Trial	37
7.12	Execution of Agreement; Counterparts	37

Annexes

Annex A Excluded Assets

Annex B Tax Allocation Methodology

EXHIBITS

Exhibit A Form of Bill of Sale and Assignment

Exhibit B Form of Escrow Agreement

SCHEDULES

Schedule 2.1(a)(ii) Excluded Contracts

Schedule 2.2(b)(ii) Employee Sale Bonuses

Schedule 2.7(a)(vi) Required Third Party Consents

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), is made and entered into on January 9, 2026, by and among HERITAGE DEBTX LLC, a Delaware limited liability company (“Purchaser”), and The Debt Exchange, Inc., a Delaware corporation (“Seller”). Purchaser and Seller shall be referred to herein collectively as the “Parties” and individually as a “Party.”

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all or substantially all of the assets of the Business, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

Article I.
DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person (a) who is an individual, the spouse or lineal descendent of such Person, and (b) that is an entity, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” of a Person shall mean the direct or indirect power to direct or cause the direction of the management and policies of such Person whether by ownership of voting securities, by Contract or otherwise. As it relates to Seller, “Affiliate” specifically does not include DebtX Software Solutions, Inc. or DebtX Analytics, Inc.

“Base Purchase Price” means $8,450,000.00.

“Business” means the business of full service loan sale advisory services for commercial and consumer debt.

“Business Day” means any day other than a Saturday, Sunday or day on which national banking institutions are permitted or required to close in the State of New York.

“Business Records” means all files, documents, instruments, Contracts, papers, books, reports, records and other materials owned by Seller that are in any such Seller’s possession, or any of their respective Affiliates’ possession which are not located at the real property of Seller; provided, however, that the Business Records shall not include the Tax Returns of Seller related to Income Taxes.

“Claim” means any claim, lawsuit, action, arbitration, cause of action, complaint, allegation, criminal prosecution, investigation, demand letter, hearing, charge or proceeding, whether at law or at equity, before or by any Court or Governmental Authority, any arbitrator or other tribunal.

“Claim Notice” means written notification that includes (i) a description of the Loss incurred or reasonably expected to be incurred by the Indemnified Person, a reasonably specific description of the basis therefor and the claimed amount of such Loss incurred or reasonably expected to be incurred by the Indemnified Person, to the extent then known, (ii) a statement that the Indemnified Person is entitled to indemnification under Article VII for such Loss and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of any such Loss to the extent actually incurred.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Competing Business” means any organization or business engaged in the Business or that otherwise provides products or services that are the same as or competitive with those provided by the Business.

“Confidential Information” means any proprietary or otherwise confidential information of or regarding Seller, Purchaser, any Affiliates of Seller or Purchaser, and any of their respective businesses, including the Business, whether or not such information is in writing and marked as “confidential” or “proprietary.” For the avoidance of doubt, Confidential Information shall include information relating to: (i) marketing or distribution data, (ii) business methods, plans and efforts, (iii) personnel data, (iv) the identity of, or courses of dealings or contracts with, actual or potential business relations, (v) financial statements or other financial information, (vi) computer databases, software programs and information relating to the nature of the hardware or software and how such hardware or software is used in combination or alone, (vii) servicing methods, equipment, programs, analyses or profit margins, and (viii) information received by such party from a third party subject to the terms of a confidentiality, non-disclosure or similar agreement or with the reasonable expectation that such information would be treated as confidential or proprietary information.

“Confidentiality Agreement” means that Non-Disclosure Agreement by and between Purchaser and Seller, dated as of September 1, 2023.

“Contract” means any contract, agreement, indenture, note, bond, loan, mortgage, license, instrument, lease, understanding, commitment, or other arrangement or agreement, whether written or oral.

“Court” means any court or arbitration tribunal of the United States, any domestic state, any foreign country and any political subdivision or agency thereof.

“Disclosure Schedule” means the Disclosure Schedule delivered by Seller to Purchaser concurrently with the execution of this Agreement.

“Equity Interests” means, with respect to any Person, any share, unit, capital stock, limited liability company interest, membership interest, partnership interest, share capital, or similar interest or other indicia of equity or equity-like ownership in or share in the capital of such Person, including any option, warrant or similar right or security convertible, exchangeable or exercisable therefor or other instrument or right the value of which is based on any of the foregoing.

“Escrow Agreement” means the escrow agreement by and among Seller, Purchaser, Escrow Agent substantially in the form attached hereto as Exhibit B.

“Escrow Agent” means U.S. Bank National Association, a national banking association.

“Escrow Amount” means an amount equal to the sum of the General Escrow Amount and the Patent Litigation Escrow Amount.

“Fraud” means a representation or warranty made by a Party in this Agreement that (i) is false; (ii) is made with actual knowledge that such representation or warranty is false at the time it is made; (iii) is made with the intent to deceive; (iv) such other party reasonably and justifiably relies upon; and (v) such other Party incurs Losses a result of such reliance.

“GAAP” means United States generally accepted accounting principles in effect from time to time, consistently applied by Seller.

“General Escrow Account” means the segregated escrow account into which the Escrow Agent shall deposit the General Escrow Amount at the Closing.

“General Escrow Amount” means $1,000,000.00.

“Governing Documents” means, with respect to any particular entity: (i) if a corporation, the articles or certificate of incorporation and the bylaws; (ii) if a general partnership, the partnership agreement and any statement of partnership existence; (iii) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (iv) if a limited liability company, the articles of organization or certificate of formation and operating agreement; (v) if a trust, the trust agreement and any other formation documents; (vi) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (vii) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (viii) any amendment or supplement to any of the foregoing.

“Governmental Approval” means any consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Authority.

“Governmental Authority” means any domestic or foreign federal, state, provincial, municipal, or local government, or political subdivision thereof, or any multinational organization or authority, or any other authority, agency or commission (including any professional accreditation organization or professional standards setting organization or any other similar body) entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“GPE Patent Litigation Matter” means the “GPE Patent Litigation Matter” as defined in the Disclosure Schedule.

“Income Taxes” means any U.S. federal, state, local, or non-U.S. Tax based upon or measured by, in whole or in part, net income and any similar Tax.

“Indebtedness” means, all liabilities and indebtedness of Seller, including, but not limited to: (i) all obligations for borrowed money or in respect of loans or advances; (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) all obligations arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (iv) all obligations in respect of letters of credit or bankers’ acceptances, performance bonds, sureties or similar obligations; (v) all obligations, contingent or otherwise, arising from deferred compensation arrangements, commission, severance or bonus plans or arrangements, Employee Plans, employment agreements or similar arrangements, including any of the foregoing that are payable as a result of the consummation of the transactions contemplated hereby; (vi) all obligations recorded or required to be recorded as lessee under any lease or similar arrangement required to be recorded as a capital lease or finance lease in accordance with GAAP; (vii) all obligations for the deferred purchase price of property or services or the acquisition of a business or portion thereof, whether contingent or otherwise, as obligor or otherwise, at the maximum amount payable in respect thereof, regardless of whether such amount is contingent on future performance; (viii) all obligations created or arising under any conditional sale or other title retention agreement with respect to acquired property; (ix) all obligations arising from cash or book overdrafts; (x) all accrued interest, prepayment premiums, fees, penalties, expenses or other amounts payable in respect of any of the foregoing; and (xi) guarantees of such Person of any such Indebtedness referred to in clauses (i)-(x) of any other Person. Notwithstanding the foregoing, with respect to Seller, such amounts shall be calculated without duplication of any amount included in the definition of Seller Transaction Expenses.

“Information Privacy and Security Laws” means all applicable Laws concerning the collection, privacy, protection, processing, storage, access, use, exchange, disclosure, transfer, disposal, and/or security of Personal Information, including all such Laws governing privacy, data security, data, or security breach notification.

“IP Licenses” means, collectively, (i) Contracts for Licensed Intellectual Property and (ii) Outbound IP Licenses.

“IP Rights” means any and all right, title, and interest in intellectual property in the Acquired Assets throughout the world, including: (i) all issued patents, patent applications (whether provisional or non-provisional), and any other Governmental Authority-issued indicia of invention ownership, together with all counterparts, reissues, divisions or divisionals, continuations, continuations-in-part, extensions, restorations of any of the foregoing, industrial designs, substitutions, or supplemental protection certificates, renewals, and reexaminations thereof (“Patents”); (ii) “trade secrets” as defined under the Uniform Trade Secret Act, including all inventions (whether patentable or not), discoveries, invention disclosures, and improvements, all trade secrets, proprietary or confidential information, know-how, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and technology and all rights therein, which Seller derives value from maintaining in confidence (“Trade Secrets”); (iii) all copyrightable works of authorship and copyrights,, including database, and design rights, whether or not registered or published, all registrations and recordations thereof, and all applications in connection therewith, along with all reversions, extensions, and renewals thereof (“Copyrights”); (iv) Software; (v) all internet domain names, any associated web addresses, URLs, websites, and webpages, social media sites and pages (“Domain Names”); (vi) all corporate names, trade names, logos, trademarks, service marks, trade dress, brands, certification marks and other source identifiers, including all registrations, renewals, and applications therefor, and all goodwill associated with any of the foregoing (“Trademarks”); (vii) mask works, mask work registrations and applications, and (viii) all other intellectual property and proprietary rights of any kind whatsoever, including the right to sue for and recover remedies against past, present, and future infringements of any or all of the foregoing.

“Knowledge of Seller” means the actual knowledge of William Looney, Bruce Hounsell, Kevin Kelley, and Charles Hunter.

“Law” means all laws, statutes, ordinances, directives, rules, regulations, policies or interpretations (regarding any such rule, regulation or policy) and similar mandates of any Governmental Authority, including all Orders having the effect of law in any jurisdiction.

“Licensed Intellectual Property” means all IP Rights licensed to Seller pursuant to a Contract with a third party.

“Lien” means any lien, charge, pledge, claim, encumbrance, security interest, mortgage, deed of trust, demand, lease, license, option, warrant, call, right of first refusal, easement, servitude, transfer restriction or any other encumbrance, restriction or limitation whatsoever; provided, however, that the term “Lien” shall not include (i) liens for Taxes that are not yet due and payable or that being contested pursuant to appropriate proceeding for which adequate reserves have been established in accordance with GAAP, (ii) liens in favor of carriers, warehousemen, mechanics and materialmen, or other similar liens incurred in the Ordinary Course of Business, in each case for amounts which are not yet due, and (iii) non-exclusive Outbound IP Licenses or Outbound IP Licenses granted in the Ordinary Course of Business.

“Losses” means any readily quantifiable, non-speculative damages, losses, obligations, liabilities, claims, encumbrances, penalties, costs, Taxes and expenses, including costs of investigation and defense and reasonable attorneys’ fees and expenses, but does not include any changes in the stock price or value of the Purchaser’s parent company, Heritage Global Inc.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business; (b) the value of the Acquired Assets; or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

“Open Source Software” means any Software subject to a license or other Contract meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation).

“Order” means any binding judgment, order, decision, writ, injunction, ruling or decree of, or any settlement under the jurisdiction of, any Court or Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business of a Person, consistent with past practice and custom (including with respect to frequency, volume and amount, as applicable).

“Outbound IP Licenses” means all Contracts to which Seller is a party and pursuant to which any Person is authorized to use or exploit or is granted a license or any other right to any Seller-Owned Intellectual Property, including any joint development agreements, or any Contracts pursuant to which Seller has agreed to any transfer of the Seller-Owned Intellectual Property or restriction of or on Seller’s rights to use or enforce any rights with respect to Seller-Owned Intellectual Property.

“Patent Litigation Escrow Account” means the segregated escrow account into which the Escrow Agent shall deposit the Patent Litigation Escrow Amount at the Closing.

“Patent Litigation Escrow Amount” means $500,000.00.

“Permits” means, with respect to any Person, any license, designation, franchise, permit, consent, approval, registration, qualification, accreditation, certificate or other similar authorization issued or otherwise granted by any Governmental Authority, professional accreditation organization, professional standards setting organization or any other similar body, in each case, to which or by which such Person or any property, business, operation, or right of such Person is subject or bound.

“Person” means any individual, corporation, limited liability company, partnership (general or limited), association, trust or any other entity or organization, including any Governmental Authority.

“Personal Information” means any information that identifies (alone or in combination with other information), is linked to, or relates to an individual, or is reasonably capable of being associated with an individual, including any information that is governed, regulated or protected by one or more Information Privacy and Security Laws concerning information relating to an identified or identifiable natural person.

“Post-Reference Time Period” means the period beginning immediately after the Reference Time and ending immediately prior to the Effective Time.

“Pre-Closing Tax Period” means all taxable periods (or portions thereof) ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending at the end of the day on the Closing Date.

“Proceeding” means any cause of action, charge, arbitration, audit, hearing, investigation, litigation, or lawsuit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private).

“Reference Time” means 11:59:59 p.m. (Eastern Time) on December 31, 2025.

“Regus Deposit Reimbursement Amount” means $9,968, which is the amount equal to the sum of the deposit paid by Seller (and that Purchaser shall retain following the Closing) pursuant to that certain Service Agreement, dated October 23, 2023, by and between Regus Management, Group, LLC, as landlord, and Seller, as tenant, as amended by that certain Renewal Service Agreement, dated June 9, 2025, and that certain Renewal Service Agreement, dated November 9, 2025, for the real property located at 275 Grove Street, Suite 2-400, Newton, MA 02466.

“Restricted Territory” means (i) any state in the United States in which the Business is conducted and (ii) to the extent evidenced by written business plans dated as of prior to the Closing Date, any state in the United States in which the Business has made plans to conduct the Business.

“Seller Intellectual Property” means all IP Rights that are used or held for use in the operation of the Business, including all (i) Seller-Owned Intellectual Property, (ii) Registered Intellectual Property, and (iii) Licensed Intellectual Property.

“Seller-Owned Intellectual Property” means all IP Rights, all IP Rights in Seller Products, and Seller Software, in each case that are owned or purported to be owned by Seller.

“Seller Product” means all products and services currently made commercially available, marketed, distributed, sold, or licensed out by Seller.

“Seller Software” means all Software owned or purported to be owned by, or developed by or on behalf of, Seller, including customizations to third-party Software created or developed by or on behalf of Seller.

“Seller Transaction Expenses” means, in each case solely to the extent not paid by Seller prior to the Closing, and whether or not invoiced, (i) the fees and expenses payable by Seller to any advisors to Seller in connection with this Agreement and the transactions and other agreements contemplated by this Agreement, (ii) the fees and expenses payable by Seller to any attorneys engaged by Seller in connection with this Agreement and the transactions and other agreements contemplated by this Agreement, (iii) the fees and expenses payable by Seller or any of their Affiliates to outside accountants or other advisors incurred in connection with this Agreement and the transactions and other agreements contemplated by this Agreement, (iv) all Transfer Taxes for which Seller Parties are responsible pursuant to Section 5.10, and (v) any and all change of control, retention or sale bonuses, or other similar transaction-related payments payable as a result of the transactions contemplated hereby, including the employer portion of any employment Taxes applicable thereto (each such payment set forth in this subsection (v), a “Change of

Control Payment”). Notwithstanding the foregoing, such amounts shall be calculated without duplication of any amount included in the definition of Indebtedness.

“Software” means computer software, programs, and databases in any form, including source code, object code, operating systems and specifications, databases, database management code, software engines, software platforms,, all versions, updates, corrections, enhancements, and modifications thereto, and all related documentation, developer notes, comments, and annotations.

“Straddle Period” means any taxable period that begins prior to (but does not end on) the Closing Date.

“Tax” or “Taxes” means (i) any federal, state, local or non-U.S. income, excise, environmental, capital stock, profits, social security (or similar), disability, unclaimed property or escheatment, registration, value added, estimated, gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties estimated and other similar taxes, charges, fees, duties or other assessments of any kind in the nature of a tax, together with all interest and penalties imposed thereon by any Governmental Authority, and (ii) any obligation imposed by any Contract or Law (including, without limitation, as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes or pursuant to Treasury Regulations Section 1.1502-6 or any similar state, local or foreign Law) to indemnify, assume, succeed to or otherwise pay the liability of any other Person in respect of an amount described in clause (i) of this definition.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement relating to any Taxes, including any schedule or attachment thereto and including any amendment thereof, filed or supplied, or required or permitted to be filed or supplied, in connection with the imposition, determination, reporting, assessment or collection of any Tax or the administration, implementation or enforcement of or compliance with any Laws relating to any Tax, and whether in physical or electronic form.

“Transaction Documents” means this Agreement, the Bill of Sale and Assignment, the Employment Agreements, the Escrow Agreement, and such other instruments, certificates and agreements required by this Agreement to be executed and delivered hereunder.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

1.2 Table of Defined Terms. Terms that are not defined in Section 1.1 have the meanings set forth in the following Sections:

LEGAL02/47580940v3

Acquired Assets 2.1(a)

Agreement Preamble

Arbitrating Accountant 2.8(b)

Assigned Contracts 2.1(a)(iv)

Assumed Liabilities 2.2(a)

Balance Sheet Date 3.10(a)

Bill of Sale and Assignment 2.6(a)

Cap 6.4(b)

Closing 2.3

Closing Date 2.3

Deductible 6.4(b)

Delivered Financial Statements 3.10(a)

Effective Time 2.3

Employee Plans 3.13

Employment Agreements 2.6(a)

ERISA 3.13

ERISA Affiliate 3.13

Excluded Assets 2.1(b)

Excluded Liabilities 2.2(b)

Financial Statements 3.10(a)

General Escrow Release Date 6.7(a)

Indemnified Person 6.6(a)

Indemnifying Person 6.6(a)

Information Security Reviews 3.17(h)

Insurance Policies 3.19

IP Licenses 3.17(b)

Material Contracts 3.8(a)

Material Customers 3.18(a)

Material Suppliers 3.18(b)

Names 5.7(a)

Parties Preamble

Patents 1.1

PCI DSS 3.17(g)

Post-Reference Time Employee-Related Expenses 2.5(a)

Post-Reference Time Statement 2.5(a)

Post-Reference Time Trade Accounts Payable 2.5(a)

Privacy Agreements 3.17(g)

Privacy Consents 3.17(g)

Privacy Policies 3.17(g)

Privacy Requirements 3.17(g)

Prior Financial Statements 3.10(a)

Purchaser Preamble

Purchaser Indemnified Persons 6.2(a)

Real Property 3.15(a)

Real Property Leases 3.15(a)

Reference Balance Sheet 3.10(a)

Registered Intellectual Property 3.17(a)

Released Parties 5.14

Releasing Parties 5.14

Seller Preamble

Seller Parties Preamble

Seller Indemnified Persons 6.3

Seller Related Person 3.21

Seller Relations 5.5(d)

Tax Allocation Schedule 2.8

Tax Allocation Schedule Methodology 2.8

Third-Party Claim 6.6(a)

Transfer Taxes 5.11

Article II.
PURCHASE AND SALE

2.1 Purchase and Sale of Assets.

(a) Acquired Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, free and clear of any and all Liens, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Acquired Assets”), including, without limitation, the following:

(i) all accounts or notes receivable held by Seller that are not current assets, and any security, claim, remedy or other right related to any of the foregoing;

(ii) all Contracts of Seller, including, without, limitation, the Material Contracts set forth on Section 3.8(a) of the Disclosure Schedule, the IP Licenses set forth on Section 3.17(b) of the Disclosure Schedule (but excluding any Contracts of Seller listed on Schedule 2.1(a)(ii)) (the “Assigned Contracts”);

(iii) all Seller Intellectual Property;

(iv) all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property of Seller;

(v) all Permits that are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Acquired Assets;

(vi) all rights to any Claims of any nature available to or being pursued by Seller to the extent related to the Business, the Acquired Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(vii) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (excluding any such item relating to the payment of Taxes by Seller);

(viii) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Acquired Assets;

(ix) all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Acquired Assets or the Assumed Liabilities;

(x) all Business Records; and

(xi) all goodwill and the going concern value of the Business.

(b) Excluded Assets. Notwithstanding the foregoing, the Acquired Assets shall not include and Purchaser will not acquire any interest in or to, or any right, title or interest in, the following assets (collectively, the “Excluded Assets”):

(i) all cash and cash equivalents of Seller;

(ii) all accounts or notes receivable held by Seller that are current assets, and any security, claim, remedy or other right related to any of the foregoing;

(iii) all rights of Seller under the Assumed Contracts for the period prior to the closing date as it relates to the collection accounts or notes receivables held by Seller;

(iv) all bank accounts of Seller;

(v) the corporate seals, organizational documents, minute books, Tax Returns, books of account, including copies of financial records, or other records having to do with the corporate organization of Seller;

(vi) any Employee Plans, including copies of human resources files, and all rights in connection therewith and/or any assets attributable thereto;

(vii) any Insurance Policies;

(viii) any Claim, demand, right or privilege against one or more third parties that relates to any of the Excluded Assets or Excluded Liabilities, including causes of actions, claims and rights under insurance policies relating thereto;

(ix) all rights with respect to refunds, credits or similar benefits of Seller or any Affiliate thereof with respect to Taxes;

(x) those items set forth on Annex A; and

(xi) the rights which accrue or will accrue to Seller under the Transaction Documents.

2.2 Assumption of Liabilities.

(a) Assumed Liabilities. Subject to the terms and conditions set forth herein, Purchaser shall assume and agree to pay, perform and discharge only the following liabilities of Seller (collectively, the “Assumed Liabilities”), and no other liabilities: (i) all trade account payables associated with the Acquired Assets but only to the extent that such liabilities thereunder are required to be performed after the Closing Date, and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing (and without duplication of any amounts payable pursuant to Section 2.5), and (ii) all liabilities in respect of the Assigned Contracts but only to the extent that such liabilities thereunder are required to be performed after the Closing Date, and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing.

(b) Excluded Liabilities. Notwithstanding the provisions of Section 2.2(a) or any other provision in this Agreement to the contrary, and regardless of whether such liability is disclosed herein or on any schedule or exhibit hereto (except solely to the extent of the Assumed Liabilities), at the Closing, Purchaser shall not assume and shall not be responsible to pay, perform or discharge: (i) any liabilities arising from all trade accounts payable of Seller (other than those associated with the Acquired Assets for the period after the Closing Date); (ii) any Seller Transaction Expenses, including the retention and sale bonuses payable to employees of Seller as a result of the transactions contemplated hereby in the amounts set forth on Schedule 2.2(b)(ii), including the employer portion of any employment Taxes applicable thereto, (iii) Indebtedness of Seller, and (iv) any liabilities of Seller or any of their Affiliates of any kind or nature whatsoever (in any case, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due or otherwise) other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). Seller shall, and shall cause its Affiliates to, pay and satisfy in due course all Excluded Liabilities.

2.3 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place simultaneously with the execution and delivery hereof on the Closing Date. The date upon which the Closing occurs is referred to herein as the “Closing Date.” The Closing will be deemed to occur at 12:00:01 a.m. (Eastern Time) on the Closing Date (the “Effective Time”).

2.4 Closing Payments; Actions and Deliveries.

(a) Closing Payments. At the Closing, as consideration for Seller’s sale of the Acquired Assets to Purchaser, Purchaser shall pay or cause to be paid by wire transfer of immediately available funds to Seller an amount equal to (i) the Base Purchase Price, minus (ii) the Escrow Amount, minus (iii) Seller’s one-half of the fees due to Escrow Agent (i.e., $1,500), plus (iv) the Regus Deposit Reimbursement Amount (such net amount being the “Closing Cash Amount”).

(b) Flow of Funds.

(i) Payment of Closing Cash Amount. At the Closing, Purchaser will pay by wire transfer of immediately available funds to Seller, pursuant to and in accordance with the payment instructions provided by Seller at least three (3) Business Days prior to the Closing, cash in an aggregate amount equal to the Closing Cash Amount.

(ii) Payment of Escrow Amount. At the Closing, Purchaser will pay by wire transfer of immediately available funds to Escrow Agent, pursuant to and in accordance with the payment instructions provided by Escrow Agent at least three (3) Business Days prior to the Closing, cash in an aggregate amount equal to the Escrow Amount.

(c) Other Closing Actions and Deliveries. Subject to Section 2.6(a) and Section 2.6(b) respectively, at or prior to the Closing, Seller and Purchaser shall have delivered the items required to be delivered thereby pursuant to this ARTICLE II.

2.5 Post-Reference Time Payment.

(a) Promptly following the Closing, but no later than March 31, 2026, Seller shall deliver to Purchaser a statement (such statement, the “Post-Reference Time Statement”) setting forth in detail Seller’s good faith calculation of the amounts of (i) the trade accounts payable of Seller that arose during the Post-Reference Time Period in Seller’s Ordinary Course of Business and were recognized as current liabilities of Seller during the Post-Reference Time Period (the “Post-Reference Time Trade Accounts Payable”) and (ii) the out of pocket amounts paid by Seller during the month ended January 31, 2026 in respect of Seller’s compensation and benefit obligations to employees of Seller in Seller’s Ordinary Course of Business, prorated between the Post-Reference Time Period and the balance during the month ended January 31, 2026 (the “Post-Reference Time Employee-Related Expenses”). For clarity, any amounts paid to such employees in connection with or as a result of the transactions contemplated by this Agreement (including any transaction bonuses, payments in respect of stock options or equity incentives, and dividends or distributions) shall be deemed not to be Post-Reference Time Employee-Related Expenses.

(b) With delivery of the Post-Reference Time Statement, Seller shall provide Purchaser with all documentation reasonably necessary for Purchaser to review and confirm the accuracy of the Post-Reference Time Statement. Subject to the resolution of any good faith disputes regarding the

Post-Reference Time Statement, within thirty (30) days after Seller delivers to Purchaser all statements and information required by this Section 2.5, Purchaser shall pay to Seller an aggregate amount equal to the sum of the Post-Reference Time Trade Accounts Payable plus the Post-Reference Time Employee-Related Expenses, in cash, by wire transfer of immediately available funds to the account designated by Seller.

2.6 Closing Deliverables.

(a) Seller Closing Deliverables. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing, Seller shall deliver, or cause to be delivered to Purchaser:

(i) the Bill of Sale and Assignment and Assumption Agreement in the form attached hereto as Exhibit A (the “Bill of Sale and Assignment”), executed by Seller;

(ii) any deeds, bills of sale, assignments, certificates of title, documents, and other instruments of transfer and conveyance required to vest Purchaser with full, complete, and marketable right, title, and interest in and to the Acquired Assets, free and clear of any and all Liens, each in form and substance satisfactory to Purchaser, executed by Seller;

(iii) a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, copies of the Governing Documents of Seller, including Seller’s Certificate of Incorporation (certified by the Secretary of State of the State of Delaware), and certifying and attaching resolutions of Seller’s board of directors unanimously approving the execution and delivery of this Agreement, the Transaction Documents which Seller is a party to, and the consummation of the transactions contemplated hereby;

(iv) a certificate of good standing of Seller from the Secretary of State of the State of Delaware;

(v) reserved;

(vi) subject to Section 5.6, all required consents, waivers, notices and estoppels of third parties set forth on Schedule 2.7(a)(vi), each executed by the counterparties thereto and in a form satisfactory to Purchaser;

(vii) the employment agreements, in form and substance satisfactory to Purchaser, duly executed by each of Bruce Hounsell and William Looney (collectively, the “Employment Agreements”);

(viii) the Escrow Agreement, executed by Seller;

(ix) evidence reasonably satisfactory to Purchaser of the release of all Liens on the Acquired Assets;

(x) validly completed IRS Form W-9 of Seller;

(xi) all passwords and login information necessary for full use, control and operation of the Seller Intellectual Property and Seller technology and any other information necessary to access Seller’s systems and software or customer technology, systems or software;

(xii) evidence, in form and substance reasonably satisfactory to Buyer, of the transfer of control and ownership of the Domain Names to Buyer or Buyer’s designee; and

(xiii) such other instruments, documents and certificates as are required by the terms of this Agreement and the other Transaction Documents, or as may be reasonably requested by Purchaser in connection with the transactions contemplated by this Agreement.

(b) Purchaser Closing Deliverables. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing, Purchaser shall deliver, or cause to be delivered to Seller:

(i) an aggregate amount in cash equal to the Closing Cash Amount, by wire transfer of immediately available funds to account(s) designated in writing by Seller;

(ii) an aggregate amount in cash equal to the Escrow Amount, by wire transfer of immediately available funds to account(s) designated in writing by Escrow Agent;

(iii) the Bill of Sale and Assignment, executed by Purchaser;

(iv) a certificate of the Secretary of Purchaser certifying, as complete and accurate as of the Closing, copies of the Governing Documents of Purchaser, including Purchaser’s Certificate of Formation (certified by the Secretary of State of the State of Delaware), and certifying and attaching resolutions of the board of directors of Purchaser approving the execution and delivery of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby; and

(v) a certificate of good standing of Purchaser from the Secretary of State of the State of Delaware;

(vi) the Employment Agreements, each executed by Purchaser;

(vii) the Escrow Agreement, executed by Purchaser and the Escrow Agent; and

(viii) such other instruments, documents and certificates as are required by the terms of this Agreement and the other Transaction Documents, or as may be reasonably requested by the Seller in connection with the transactions contemplated by this Agreement.

2.7 Withholding. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement all Taxes that Purchaser is required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the deduction or withholding was made. Purchaser shall use commercially reasonable efforts to (i) promptly provide Seller with written notice of any amounts that Purchaser intends to withhold from any payment required to be made pursuant to this Agreement reasonably in advance of such payment; provided that notice shall not be required to be given if such payment is a compensatory payment, (ii) cooperate in good faith with Seller to determine whether an exemption from or reduced rate of withholding or deduction is applicable and, if so, seek to eliminate or reduce any such withholding or deduction, and (iii) provide Seller a reasonable opportunity to provide any applicable certificates, forms or other documentation that would eliminate or reduce the requirement to deduct or withhold under applicable Law.

2.8 Allocation of Consideration.

(a) The Parties agree to allocate the Base Purchase Price (including any assumed liabilities and any other amounts treated as taxable consideration for Income Tax purposes) among the Acquired Assets and Assumed Liabilities in accordance with Annex B (the “Tax Allocation Schedule Methodology”), which is consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Within sixty (60) days following the Closing Date, Purchaser will prepare and deliver to Seller a draft allocation in respect of each of the Acquired Assets and Assumed Liabilities, with such allocation to be in accordance with the Tax Allocation Schedule Methodology (the “Tax Allocation Schedule”). Purchaser and Seller agree to use commercially reasonable efforts to resolve in good faith any differences with respect to the Tax Allocation Schedule. If they are unable to do so, the provision of Section 2.8(b) below shall apply. If Seller does not object to the Tax Allocation Schedule or the Tax Allocation Schedule otherwise becomes final, Purchaser and Seller agree to (a) prepare and file each of their respective Tax Returns on a basis consistent with such Tax Allocation Schedule (or such Tax Allocation Schedule agreed to by Purchaser and Seller) and (b) unless otherwise required by Law, take no position inconsistent with such Tax Allocation Schedule (or such Tax Allocation Schedule as agreed to by Purchaser and Seller) on any applicable Tax Return or in any related Proceeding before any Governmental Authority.

(b) Within thirty (30) days after delivery of the Tax Allocation Schedule by Purchaser, Seller may deliver written notice to Purchaser of any objections that Seller may have to the Tax Allocation Schedule. Upon receipt of such notice, Purchaser and Seller shall attempt in good faith to resolve any dispute regarding the Tax Allocation Schedule. If Purchaser and Seller are unable to resolve any disagreement with respect to the Tax Allocation Schedule within thirty (30) days following Purchaser’s receipt of the Seller’s written notice of objections, then such dispute shall be submitted to an independent nationally recognized accounting or financial consulting firm that is mutually agreed upon by Purchaser and Seller, each acting in good faith (such firm, or any successor thereto, being referred to herein as the “Arbitrating Accountant”). The Arbitrating Accountant will be instructed to send to Purchaser and Seller, within thirty (30) days of the date on which such dispute is referred to such Arbitrating Accountant, its determination on the specific matters in dispute which shall be final and binding on all Parties, absent fraud or manifest error, and shall be considered an arbitral award for all purposes, and upon which a judgment may be entered by a court having competent jurisdiction. The Arbitrating Accountant shall make such determination based solely on the data presented by Purchaser and Seller that are in accordance with the terms of this Article II (i.e., not by independent review). The Arbitrating Accountant shall be the sole arbiter of all matters, procedural or substantive, as to such matters in dispute. Each of Purchaser and Seller shall execute the Arbitrating Accountant’s standard engagement letter and fund one-half (1/2) of its standard retainer, if applicable; provided, that the total fees and costs of the Arbitrating Accountant for such determination shall be paid by the Party whose calculation of the Tax Allocation Schedule is farther from the final calculation of the Tax Allocation Schedule after taking into account the determinations of the Arbitrating Accountant. For the avoidance of doubt, the Arbitrating Accountant shall not make any determination for any amount other than such amount or amounts in dispute and raised in Seller’s written notice of objections to the Tax Allocation Schedule. The Tax Allocation Schedule shall incorporate the determination of the Arbitrating Accountant as well as those amounts not so in dispute, and shall be final and binding on the Parties.

Article III.
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as specifically set forth in the Disclosure Schedule delivered by Seller to Purchaser in connection with the execution of this Agreement, Seller hereby represents and warrants to Purchaser that the following statements are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date):

3.1 Organization and Qualification. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and (a) has all the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (b) except where the failure to be duly qualified would not have a Material Adverse Effect, is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, each of which is set forth in Section 3.1 of the Disclosure Schedule.

3.2 Governing Documents. Seller has made available to Purchaser true and complete copies of all of the Governing Documents of Seller, as presently in effect. Seller is not in material violation of any such Governing Document.

3.3 Capitalization. The shareholders set forth on Section 3.3 of the Disclosure Schedule own all of the authorized, issued and outstanding Equity Interests of Seller, free and clear of all Liens, in the amounts set forth on Section 3.3 of the Disclosure Schedule. No other Person owns, holds or has any right to acquire any Equity Interest in Seller.

3.4 Subsidiaries. Seller does not own, directly or indirectly, any Equity Interests in any other Person. Seller is not obligated to make any investment in or capital contribution to any Person.

3.5 Authority; Enforceability. Seller has the requisite power and authority to execute and deliver this Agreement, each other Transaction Document to which it is a party and each instrument required to be executed and delivered by it hereunder, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement, each other Transaction Document to which it is a party and each instrument required to be executed and delivered by it hereunder, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved and authorized by all necessary corporate, limited liability company or similar action, and no other corporate, limited liability company or similar action on the part of Seller is necessary to authorize this Agreement, any other Transaction Document to which it is a party or any instrument required to be executed and delivered by it hereunder or the consummation of transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery thereof by Purchaser, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

3.6 Indebtedness; Seller Transaction Expenses. Except as set forth on Section 3.6(a) of the Disclosure Schedule, Seller has (a) no Indebtedness, (b) no liability or obligation with respect to any Change of Control Payment and (c) no outstanding Seller Transaction Expenses.

3.7 No Conflict; Required Filings and Consents. The execution and delivery by Seller of this Agreement, the other Transaction Documents to which it is a party or any instrument required by this Agreement to be executed and delivered by Seller hereunder do not, and the performance of this Agreement, the other Transaction Documents to which it is a party and any instrument required by this Agreement to be executed and delivered by it hereunder will not, (a) conflict with, require a consent or notice under or violate any Governing Document of Seller, (b) except as otherwise provided by Section 3.7 of the Disclosure Schedule, conflict with, require a consent or notice under or violate any Law or Order applicable to Seller or by which any properties, rights or assets of Seller is bound or affected, or (c) except as otherwise provided by Section 3.7 of the Disclosure Schedule, to the Knowledge of Seller, result in any breach or violation of, require a consent or notice under, or constitute a default under, or impair Seller’s rights or alter the rights or obligations of any party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties, rights or assets of Seller pursuant to, any Material Contract. No Governmental Approval of, or filing to, any Governmental

Authority is required to be obtained or made by or with respect to Seller in connection with the consummation of the transactions contemplated hereby.

3.8 Material Contracts.

(a) Section 3.8(a) of the Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all current Material Contracts to which Seller is a party or is otherwise bound. As used herein, “Material Contracts” means all of the following (but specifically excludes fulfilled purchase orders containing no material ongoing obligations and arising in the Ordinary Course of Business and contracts which have expired by their terms):

(i) each Contract providing for payments by or to Seller of at least $50,000 in the aggregate;

(ii) each Contract with each Material Customer or Material Supplier;

(iii) each Contract that is an employment or individual independent contractor agreement with any current or former manager, director, officer, employee or individual independent contractor of Seller;

(iv) each Contract providing for or related to the sale of any assets of or Equity Interests in Seller or the acquisition of any Equity Interests by Seller or any other business combination transaction involving Seller, whether a recapitalization, reorganization, consolidation, merger or otherwise;

(v) each Contract evidencing or providing for Indebtedness of greater than $50,000 or otherwise placing a Lien on the assets of Seller or evidencing or providing for Seller’s guarantee of the liabilities of any other Person;

(vi) each Real Property Lease, IP License (other than (i) non-exclusive rights granted by Seller in the Ordinary Course of Business or (ii) commercially available, off-the-shelf Software license agreements subject to one-time or annual fees of less than $100,000 for all license, support and maintenance fees for such Software), and other Contract that is a lease agreement, license, or installment or conditional sale Contract related to or otherwise affecting any real or personal property of or used by Seller involving annual payments in excess of $50,000;

(vii) each Contract that (i) requires Seller to deal exclusively with the counterparty, (ii) restricts the ability of Seller to engage in any line of business, compete with any Person, (iii) except as may be contained in a confidentiality or non-disclosure agreement, restricts the ability of Seller to solicit any customers, suppliers, employees or contractors of any other Person, (iv) restricts the ability of Seller sell or purchase any product, or (v) prohibits Seller from competing in any product or geographic market;

(viii) each Contract that contains any capped pricing or “most favored nation” pricing;

(ix) each Contract that is a joint venture agreement, partnership agreement or a similar agreement involving the sharing of profits with any other Person;

(x) each Contract that governs or relates to the voting or transfer of Equity Interests in Seller or that provides specific requirements for the approval of any material transactions involving Seller;

(xi) other than those Contracts set forth on Section 3.8(a)(iii) of the Disclosure Schedule, each Contract with any Seller Related Person which involves a payment of over $50,000 per year;

(xii) each Contract involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute that has any continuing effect on Seller;

(xiii) each Contract that is a collective bargaining agreement or other Contract with any labor union; and

(xiv) each Contract with a Governmental Authority or that is otherwise premised on any preferential or disadvantaged status (including “small business” status, “minority owned” status, “veteran owned” status, or “women owned” status).

(b) True and complete copies of all Material Contracts, including all amendments and modifications thereof, have been made available to Purchaser by Seller. Each Material Contract is in full force and effect, is a valid and binding obligation of Seller and, to the Knowledge of Seller, of each other party thereto and is enforceable in accordance with its terms against Seller and, to the Knowledge of Seller, against each other party to such Contract, subject in each case to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(c) To the Knowledge of Seller, neither Seller, nor any other party to any Material Contract, is or since January 1, 2023, has been, in material breach or default under any Material Contract, and to the Knowledge of Seller, no event has occurred that, with or without notice or lapse of time, would constitute a material breach or default under any Material Contract. Since January 1, 2023, Seller has not given to, or received from, any other party to any Material Contract, any notice or communication (whether written or oral) regarding any actual or alleged material breach of or default under any Material Contract by Seller or any other party to such Material Contract.

3.9 Compliance with Laws. Seller is, and at all times since January 1, 2023, has been, in compliance in all material respects with all applicable Laws and all Orders of any Governmental Authority applicable to such Seller or the ownership, lease, use, occupancy, or operation of the Acquired Assets or the conduct of the Business. Since January 1, 2023, Seller has not received any written, or, to the Knowledge of Seller, oral, notice, report, order, demand, request for information, citation, summons, complaint, notice of breach or directive or other communication from any Governmental Authority of any breach of any Law which is material to Seller taken as a whole. There is no, and since January 1, 2023, has not been any, investigation by a Governmental Authority pending against or, to the Knowledge of Seller, threatened against Seller related to the ownership, lease, use, occupancy, or operation of the Acquired Assets or the conduct of the Business.

3.10 Financial Statements.

(a) Section 3.10(a)(i) of the Disclosure Schedule contains true and complete copies of the (i) unaudited balance sheet of Seller as of December 31, 2024, December 31, 2023 and the related statements of income and cash flows for the years then ended (the “Prior Financial Statements”), and (ii) the unaudited balance sheet of Seller as of December 31, 2025 and the related statements of income and cash flows for the period then ended (the “Delivered Financial Statements” and, collectively with the Prior Financial Statements, the “Financial Statements”). The balance sheet of Seller as of December 31, 2024 is referred to herein as the “Reference Balance Sheet” and December 31, 2024 is referred to herein as the “Balance Sheet Date.” The Financial Statements were prepared on the basis of the books and records of

Seller kept in the Ordinary Course of Business and, except as specified in Section 3.10(a)(ii) of the Disclosure Schedule, in material accordance with GAAP applied on a consistent basis throughout the periods indicated and fairly present in all materials respects the financial position and results of operations and cash flows of Seller as of the respective dates thereof and for the periods indicated.

(b) Seller has no liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except for (i) liabilities or obligations reflected or reserved against on the face of the Reference Balance Sheet, and (ii) current liabilities incurred in the Ordinary Course of Business since the date of the Reference Balance Sheet (none of which relates to a breach of Contract, breach of warranty, tort, infringement or violation of Law).

3.11 Absence of Certain Changes and Events. Since the Balance Sheet Date, and other than in the Ordinary Course of Business, there has not been any change, event, condition, or development that is, individually or in the aggregate, materially adverse to: (a) the Business, results of operations, condition (financial or otherwise), or assets of the Business; or (b) the value of the Acquired Assets.

3.12 Absence of Litigation, Claims and Orders.

(a) Except as set forth on Section 3.12(a) of the Disclosure Schedule, there are no Proceedings pending (i) by or against Seller any of the assets owned by Seller, or (ii) by or against Seller that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. To the Knowledge of Seller, no such Proceeding has been threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Since January 1, 2023, there have not been any Orders rendered against, or any settlements effected by, Seller in connection with any Proceedings brought by or against Seller.

(b) There are no Orders outstanding: (i) against Seller or any of the assets owned by Seller; or (ii) against Seller that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. To the Knowledge of Seller, no such Order has been threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Order.

3.13 Employee Benefit Plans. Section 3.13 of the Disclosure Schedule sets forth a complete list of all “employee benefit plans” (as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) as well as any bonus, stock option, equity compensation, deferred compensation plan, stock purchase, medical, compensation, welfare, disability, severance or termination pay, insurance or incentive plan and each other benefit plan, program, agreement or arrangement, (whether funded or unfunded, written or oral, qualified or nonqualified), sponsored, maintained or contributed to or required to be contributed to by Seller or its ERISA Affiliates, for the benefit of any employee, leased employee, director, officer, manager, owner or independent contractor (in each case either current or former) of Seller or its ERISA Affiliates, and/or their dependents or beneficiaries or with respect to which Seller or its ERISA Affiliates otherwise has any liabilities or obligations (the “Employee Plans”). Neither Seller, nor its ERISA Affiliates, have any liability, contingent or otherwise, with respect to any plan, arrangement or practice of the type described in this Section 3.13 other than the Employee Plans set forth on Section 3.13 of the Disclosure Schedule. Section 3.13 of the Disclosure Schedule sets forth all the Employee Plans with respect to which the payments, benefits or obligations are funded through a third party insurer or are self-insured. For purposes of this Agreement, “ERISA Affiliate” means any entity that is considered a single employer with Seller under Section 414 of the Code.

3.14 Labor Matters.

(a) Section 3.14(a) of the Disclosure Schedule contains a list of all Persons who are employees, consultants or contractors of Seller as of the date of this Agreement (including all employees who are on an approved leave of absence).

(b) Seller is not, and has never been, a party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, and there are no labor organizations representing, purporting to represent or, to the Knowledge of Seller, attempting to represent any employee.

(c) There are no pending or, to the Knowledge of Seller, threatened charges or complaints against Seller before any Governmental Authority regarding discrimination, harassment, retaliation, wrongful or constructive discharge, workplace safety, or any other employment-related matter, including, without limitation, claims for wage and hour violations, unemployment compensation, workers’ compensation, leave interference, disability accommodations, or any other claims arising from or relating to the employment of any of the employees of Seller or the relationship of Seller with any independent contractor.

(d) Except as set forth on Section 3.14(d) of the Disclosure Schedule, all employees of Seller are employed on an at-will basis and may terminate their employment or be terminated from employment at any time for any or no reason with or without prior notice.

(e) To the Knowledge of Seller, no employee of Seller has a present intention to terminate their employment with Seller.

3.15 Real Property.

(a) Seller does not currently own any real property, nor has Seller agreed to and Seller does not hold any Contract, agreement, option or other rights to purchase or to acquire any real property, nor has Seller previously owned any real property. Section 3.15(a) of the Disclosure Schedule sets forth (i) a true, complete, and correct list of all real property leases, subleases, licenses, or occupancy agreements, including all amendments, modifications or supplements thereto (the “Real Property Leases”), to which Seller is a party, whether as a (sub)lessor, (sub)lessee, or otherwise, and (ii) the identity of the lessee, lessor, sublessee, sublessor, licensee, licensor or other party to each Real Property Lease, the date of each Real Property Lease, and the corresponding street address with respect to the real property (any such real property, the “Real Property”) leased under each Real Property Lease. The Real Property Leases are legal, valid and binding obligations of Seller. Seller has not leased, subleased, assigned, transferred or otherwise granted to any Person the right to use or occupy the Real Property or any portion thereof. Seller does not owe any brokerage commissions or finder’s fees with respect to any Real Property Lease, and Seller has not collaterally assigned or granted any other security interest in any Real Property Lease.

(b) The Real Property and the use of the Real Property by Seller for the purposes for which the Real Property is currently being used complies in all material respects with (i) all applicable public and private restrictions, fire, safety, zoning, subdivision and building Laws and ordinances, Laws relating to the disabled, and other applicable Laws and (ii) all Permits, certificates of occupancy, covenants, conditions, restrictions or other contractual obligations applicable to the Real Property, including the requirements of any applicable Lien. To the Knowledge of Seller, there are no pending or threatened eminent domain, expropriation, condemnation, zoning or other Proceedings affecting the Real Property that would result in the taking of all or any part of the Real Property or that would prevent or hinder the continued use of the Real Property as currently used in the conduct of the Business.

3.16 Taxes.

(a) Seller has timely filed (including applicable filing extensions) all Tax Returns required to have been filed by it with the appropriate Governmental Authority and all such Tax Returns are true, correct and complete in all material respects. No written claim has ever been made in the past five (5) years by a Governmental Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.

(b) Seller has paid all Taxes due and payable to any Governmental Authority whether or not shown on any Tax Return. All Taxes that Seller is or was required by applicable Law to withhold or collect have been withheld or collected, and, to the extent required, have been properly remitted on a timely basis to the appropriate Governmental Authority.

(c) No examination, audit, assessment or other Proceeding is currently in progress, is pending or has been threatened in writing by any Governmental Authority with respect to the Taxes or Tax Returns of Seller.

(d) [Seller is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) (including any payment required to be made in connection with the transactions contemplated hereby).]

(e) There are no Liens for Taxes upon any assets of Seller, except Liens for Taxes not yet due and payable or that being contested pursuant to appropriate proceeding for which adequate reserves have been established in accordance with GAAP.

(f) Seller (A) has not been a member of an affiliated group filing a consolidated federal Income Tax Return (other than any group of which Seller is the common parent) and (B) has no liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise (other than any Contract or arrangement the primary purpose of which does not relate to Taxes). Seller is not a party to or bound by, nor does it have any obligation under, any Tax sharing, Tax indemnification or Tax allocation agreement or similar Contract or arrangement (other than any Contract or arrangement the primary purpose of which does not relate to Taxes).

(g) Seller has not distributed the stock of any corporation or had its stock or equity interests distributed by another Person in a transaction satisfying or intending to satisfy, in whole or in part, the requirements of Section 355 or Section 361 of the Code. The transactions contemplated by this Agreement, in conjunction with any prior distribution or transactions by the Company, do not constitute part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code.

3.17 Intellectual Property and Information Privacy and Security Laws.

(a) Section 3.17(a) of the Disclosure Schedule sets forth an accurate and complete list of each of the following Seller-Owned Intellectual Property that is used by the Business as it is currently conducted: (i) all issued Patents and pending Patent applications; (ii) all Trademark registrations and pending Trademark applications; (iii) all Domain Name registrations; (iv) all Copyright registrations; (v) any other Seller-Owned Intellectual Property that is the subject of an application, certificate, or registration issued by any Governmental Authority (collectively, the “Registered Intellectual Property”), in each case, listing the name of the current owner and showing the jurisdiction in which each such Registered Intellectual Property has been issued or registered and the application, serial, or registration number; (vi) all material unregistered Trademarks; (vii) all material unregistered Copyrights; and (viii) all social media accounts. To the Knowledge of Seller, none of the Registered Intellectual Property is the subject of any Proceeding filed with any Governmental Authority anywhere in the world (excluding any ongoing office actions or similar ordinary course prosecution proceedings before an intellectual property registry or Governmental Authority not involving a third party) and, since January 1, 2023, has lapsed, expired or been abandoned or withdrawn. Seller has taken commercially reasonable measures to protect the Registered Intellectual Property. To the Knowledge of Seller, no Registered Intellectual Property has been held by a Governmental Authority to be invalid, unenforceable or non-subsisting. No payments or filings will become due, and no other actions must be taken, within sixty (60) days after the date of this Agreement with respect to each item of Registered Intellectual Property.

(b) Except as set forth on Section 3.17(b) of the Disclosure Schedule, Seller solely and exclusively owns all rights, title, and interest in all Seller-Owned Intellectual Property necessary for the conduct of the Business as it is currently conducted, in each case, free and clear of all Liens, and to the Knowledge of Seller, has the valid, adequate, and enforceable right to use all other Seller Intellectual Property necessary for the conduct of the Business as it is currently conducted pursuant to an IP License. Except as set forth on Section 3.17(b) of the Disclosure Schedule, the Seller Intellectual Property constitutes all of the IP Rights necessary for the conduct of the Business as it is currently conducted. Seller has not granted to any Person, or authorized any Person to retain any rights in any Seller-Owned Intellectual Property, other than pursuant to non-exclusive licenses granted in the Ordinary Course of Business. To the extent that any material Seller-Owned Intellectual Property that is used to conduct the Business as it is currently conducted has been developed or created by any owner (including Seller), employee, consultant, contractor, or other Person for or on behalf of Seller, (i) Seller has executed a valid and, to the Knowledge of Seller, enforceable agreement with such Person assigning all of such Person’s rights in and to such Seller-Owned Intellectual Property to Seller and has thereby obtained exclusive ownership of all IP Rights in such Seller-Owned Intellectual Property by operation of Law or by valid assignment, or (ii) such Person’s rights in and to such Seller-Owned Intellectual Property have vested in Seller by operation of Law. None of the Seller-Owned Intellectual Property has been developed with the use of funding or grant monies from a Governmental Authority.

(c) Each IP License is in full force and effect, and except as set forth on Section 3.17(c) of the Disclosure Schedule, entry into this Agreement and the consummation of the transactions contemplated hereby will not result in (i) any third party being granted rights or access to any Seller-Owned Intellectual Property, (ii) Purchaser or any of its Affiliates being obligated to pay any royalties or other amounts to any third party with respect to any IP Rights in excess of those payable by Seller prior to the Closing Date, or (iii) termination or impairment of any Seller Intellectual Property or any IP License. None of the Outbound IP Licenses grant any Person any exclusive rights to or under any Seller-Owned Intellectual Property or any right to sublicense any Seller-Owned Intellectual Property.

(d) Seller has taken commercially reasonable actions to maintain the confidentiality, secrecy, and value of the Trade Secrets of Seller, and to the Knowledge of Seller no such Trade Secrets have been used by or disclosed to any Person, except pursuant to written and appropriate non-disclosure and/or license agreements pursuant to which such Persons agree to protect such Trade Secrets and which have not been breached by Seller or, to the Knowledge of Seller, any other party thereto. All current and former employees, independent contractors, and consultants of Seller who have had access to Trade Secrets of Seller have entered into confidentiality agreements with Seller.

(e) (i) The conduct of the Business as currently conducted by Seller does not interfere with, infringe, misappropriate or otherwise violate the IP Rights of any other Person. (ii) Except as set forth in Section 3.17(e)(ii) of the Disclosure Schedule, (A) the conduct and operations of the Business has not in the last three (3) years infringed, misappropriated, or otherwise violated, and do not infringe, misappropriate, or otherwise violate, the IP Rights of any other Person; and (B) to the Knowledge of Seller, no Person has in the last three (3) years infringed, misappropriated, or otherwise violated, or is infringing, misappropriating, or otherwise violating, any Seller-Owned Intellectual Property. Notwithstanding anything to the contrary in this Agreement, this Section 3.17(e) constitutes the sole representation and warranty of Seller under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by Seller of any Intellectual Property of any other Person.

(f) Set forth on Section 3.17(f) of the Disclosure Schedule is an accurate and complete list and description of all Seller Software that is material to and used by the Business. None of the source code owned or purported to be owned by Seller has been published, disclosed, or put into escrow by Seller for any reason. Seller does not use any Open Source Software or any modification or derivative thereof (A) in a manner that would grant or purport to grant to any Person any rights to or immunities under any of the Seller-Owned Intellectual Property that is material to and used by the Business, or (B) under any license requiring Seller to disclose or distribute the source code to any of the Seller Software, to license or provide the source code to any of the Seller Software for the purpose of making derivative works, or to make available for redistribution to any Person the source code to any of the Seller Software at no or minimal charge, each with respect to Software that is material to and used by the Business. Seller is in compliance in all material respects with the obligations under any agreement pursuant to which Seller has obtained the right to use any Open Source Software.

(g) Seller is and has been in compliance for the past three (3) years in all material respects with all applicable Information Privacy and Security Laws. Seller is and has been in compliance for the past three (3) years with, to the extent applicable: (i) all Contracts or other arrangements in effect between Seller and any third party that apply to or restrict the collection, use, disclosure, or security of Personal Information by Seller or by any other party to such Contracts or other arrangements (“Privacy Agreements”); (ii) the terms of any notices, consents, authorizations, waivers of authorization or other permissions pursuant to which Seller accesses, uses, or discloses, or has accessed, used or disclosed, Personal Information (“Privacy Consents”); (iii) all public-facing, written privacy policies and similar disclosures or assurances published, adopted, or provided by Seller (the “Privacy Policies”); and (iv) the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time (“PCI DSS”). The Information Privacy and Security Laws, Privacy Agreements, Privacy Consents, Privacy Policies, and PCI DSS are collectively referred to herein as the “Privacy Requirements.” Seller has, and has since inception maintained, physical, technical, organizational and administrative security safeguards that comply with all applicable Information Privacy and Security Laws and Privacy Policies and are commercially reasonable and consistent with industry-standards, to protect all Personal Information collected by or on behalf of Seller from and against unauthorized access, use and/or disclosure. Seller has not notified, either voluntarily or as required by any Information Privacy and Security Law, any affected individual, any customer, any Governmental Authority, or the media of any breach or non-permitted use or disclosure of Personal Information, and Seller is not currently required under Information Privacy and Security Laws to conduct any such notification or investigating. There have been no data security incidents or data breaches related to Personal Information in the custody and/or control of Seller or, to the Knowledge of Seller, any service provider or subcontractor of Seller, that has materially interrupted the conduct of the Business or required Seller to provide notice to a third party. Seller has a data breach response plan in place which is commercially reasonable for Seller’s size and the nature of the Business.

(h) Seller (i) has undertaken all surveys, audits, inventories, reviews, analyses, or assessments (including any risk assessments) required by all applicable Information Privacy and Security Laws (collectively, “Information Security Reviews”), (ii) timely corrected or mitigated any material exceptions or high-risk vulnerabilities identified in such Information Security Reviews, and (iii) installed generally available software security patches and other fixes to identified technical information security vulnerabilities known by Seller in accordance with the Privacy Requirements and industry standards. To the Knowledge of Seller, in the last three (3) years, there have been no complaints to, or investigations or inquiries by, any Governmental Authority with respect to compliance by Seller or Seller’s subcontractors or agents with any Information Privacy and Security Law. To the Knowledge of Seller, there are no audits, investigations, or other claims pending or threatened or likely to be asserted or threatened against Seller asserting non-compliance with the Privacy Requirements.

3.18 Customers and Suppliers.

(a) Section 3.18(a) of the Disclosure Schedule sets forth (i) a true, correct, accurate, and complete list of the twenty (20) customers who generated the highest revenues for Seller for each of the year ended December 31, 2023, the year ended December 31, 2024, and the nine (9) months ended September 30, 2025 (collectively, the “Material Customers”) and (ii) the total revenues attributable to each such Top Customer for each such period.

(b) Section 3.18(b) of the Disclosure Schedule sets forth (i) a true, correct, accurate, and complete list of the ten (10) vendors to whom Seller made the greatest expenditures for each of the year ended December 31, 2023, the year ended December 31, 2024, and the nine (9) months ended September 30, 2025 (collectively, the “Material Suppliers”) and (ii) the total expenditures made to each such Material Supplier for each such period.

(c) No Material Supplier or Material Customer (i) has provided Seller any written notice terminating, suspending or reducing in any material respect, or specifying an intention to terminate, suspend or reduce in any material respect in the future, or otherwise reflecting a material adverse change in, the business relationship between such Material Supplier or Material Customer and Seller, or (ii) has cancelled or otherwise terminated any Material Contract, and to the Knowledge of Seller, no such Material Customer or Material Supplier intends to terminate, or not renew, its relationship with Seller, or adversely modify its sales to or purchases from Seller or its relationship with Seller.

3.19 Insurance. Section 3.19 of the Disclosure Schedule sets forth a true and complete list of all insurance policies and self-insurance programs insuring Seller (collectively, the “Insurance Policies”), identifying for each Insurance Policy (a) the name of the insurer(s) thereunder, (b) the type of coverage provided thereunder, and (c) the amount and period covered thereby. The Insurance Policies (w) collectively provide coverage as is required by applicable Law and any Material Contracts and otherwise commercially standard, (x) have been made available to Purchaser prior to the date hereof, and (y) are in full force and effect and all premiums due and payable with respect thereto have been paid in full and Seller is in compliance therewith in all material respects Seller has not received any written or, to the Knowledge of Seller, oral notice of the impending cancellation, invalidation, or non-renewal of any Insurance Policy, that any claim or coverage thereunder will be refused or disputed or that any insurer is reserving any rights in connection therewith.

3.20 Brokers. No broker, financial advisor, finder or investment banker or other Person is entitled to any broker’s, financial advisor’s, finder’s or other fee or commission, or any other payment or other amount, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

3.21 Affiliated Transactions. Except as set forth in Section 3.21 of the Disclosure Schedule, (a) no owner (including any shareholder), manager, director, employee or officer of Seller (any such individual, a “Seller Related Person”) or, to the Knowledge of Seller, any Affiliate or member of the immediate family of any Seller Related Person is or has been (i) a customer (other than with respect to de minimis purchases for personal use), vendor, landlord, tenant, or other business relation of Seller (other than as an owner, shareholder, manager, director, employee or officer), (ii) a direct or indirect owner or Affiliate of any customer, vendor, landlord, tenant, or other business relation of Seller, or (iii) a party to any transaction, Contract, or other business arrangement or relationship with or involving Seller (other than as an owner, shareholder, manager, director, employee or officer), and (b) no Seller Related Person or, to the Knowledge of Seller, any Affiliate or member of the immediate family of any Seller Related Person, owns any asset or property of any nature whatsoever used by Seller in the conduct of the Business.

3.22 Ownership and Sufficiency of Assets. Except as set forth in Section 3.22 of the Disclosure Schedule, (a) Seller has good and valid title to, a valid leasehold interest in, or a valid license to, all of the Acquired Assets, free and clear of any Liens, (b) Seller has not pledged any such Acquired Asset to a third Person, (c) to the Knowledge of Seller, the Acquired Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same or similar manner as conducted prior to the Closing, and (d) the Acquired Assets are in good working order and condition (ordinary wear and tear excepted).

3.23 Solvency. Seller is neither insolvent nor will it be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this Section 3.23, “insolvent” means that the sum of the debts and other liabilities of Seller exceeds the present fair saleable value of Seller’s assets.

Article IV.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that the following statements are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date):

4.1 Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

4.2 Authority; Enforceability. Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, each other Transaction Document to which it is a party and each instrument required to be executed and delivered by it hereunder, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement, each other Transaction Document to which it is a party and each instrument required hereby to be executed and delivered by Purchaser hereunder, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Purchaser, and no other action on the part of Purchaser is necessary to authorize this Agreement, any other Transaction Document to which it is a party or any instrument required to be executed and delivered by it hereunder or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery thereof by Seller, constitutes a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

4.3 No Conflict; Required Filings and Consents. The execution and delivery by Purchaser of this Agreement, the other Transaction Documents to which it is a party or any instrument required by this Agreement to be executed and delivered by it hereunder do not, and the performance of this Agreement, the other Transaction Documents to which it is a party and any instrument required by this Agreement to be executed and delivered by it hereunder will not, (a) conflict with, require a consent or notice under or violate the Governing Documents of Purchaser, (b) conflict with, require a consent or notice under or violate any Law or Order applicable to Purchaser or by which any of its properties, rights or assets is bound or affected or (c) result in any material breach or violation of, require a consent or notice under, or constitute a material default under, or materially impair Purchaser’s rights or alter the rights or obligations of any party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties, rights or assets of Purchaser pursuant to, any material Contract to which Purchaser is a party, or by which Purchaser or its properties, rights or assets is or are bound or affected.

4.4 Absence of Litigation, Claims and Orders. As of the date hereof, there are no Claims pending or, to Purchaser’s knowledge, threatened on behalf of or against Purchaser that (a) challenges (i) the validity of this Agreement or any other Transaction Document to which Purchaser is a party or (ii) any action taken or to be taken by Purchaser pursuant to this Agreement or any other Transaction Documents to which Purchaser is a party or in connection with the transactions contemplated hereby and thereby, (b) could impair or delay the transactions contemplated hereby or the ability to consummate the transactions contemplated hereby or (c) could adversely affect Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby.

4.5 Brokers. No broker, financial advisor, finder or investment banker or other Person is entitled to any broker’s, financial advisor’s, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

Article V.
COVENANTS

5.1 Further Assurances. Following the Closing, and without further consideration, each Party shall promptly execute and deliver all such agreements, amendments, instruments, certificates, forms, filings, or other documents, and shall take or refrain from taking all such other action, in each case, as may be reasonably requested by or on behalf of any other Party (at such other Party’s sole expense) in order to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement; provided, however, that this Section 5.1 shall not require any Party to waive any rights it may have hereunder or under any other documents contemplated hereby, to waive any breach hereof or of any other documents contemplated hereby, or to enter into any amendment of this Agreement or any other documents contemplated hereby in a manner materially adverse to such Party.

5.2 Publicity. The Parties agree that any press release with respect to this Agreement and the transactions contemplated hereby shall be a press release of Purchaser, in a form mutually agreed to by Purchaser and Seller; provided, however, that nothing contained herein will limit any Party from making (or require the other Party’s consent to) any announcements, statements or acknowledgments that such Party is required by applicable Law to make, issue or release.

5.3 Customer and Business Relationships. After the Closing, upon the reasonable request of Purchaser, Seller will cooperate with Purchaser in its efforts to continue and maintain for the benefit of Purchaser those business relationships of Seller existing prior to the Closing and relating to the Business to be operated by Purchaser after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others. Seller will refer to Purchaser all inquiries relating to the Business. Neither Seller nor any of its Affiliates shall take any action that would tend to diminish the value of the Acquired Assets after the Closing or that would interfere with the Business of Purchaser to be engaged in after the Closing, including disparaging the name or business of Purchaser.

5.4 Expenses. Except as expressly provided in this Agreement, each Party shall pay its own respective costs and expenses incurred or to be incurred by such Party in negotiating and preparing this Agreement and the other Transaction Documents, and in performing such Party’s obligations under this

Agreement and the other Transaction Documents and carrying out and closing the transactions contemplated hereby and thereby. Except as otherwise explicitly provided in the Escrow Agreement, each Party shall be responsible for one-half of the fees due to Escrow Agent.

5.5 Restrictive Covenants.

(a) Non-Competition. Seller agrees that, from and after the Closing Date for a period of five (5) years (the “Restricted Period”), Seller shall not, directly or indirectly, own, operate, lease, manage, control, engage in, invest in, lend to, own any debt or equity security or interest of, permit its name to be used by, act as a director, manager, partner, consultant, or advisor to, render services for or to (alone or in association with any Person), or otherwise participate or assist any Person (other than Purchaser and its Affiliates) engaged (or planning to become engaged) in any Competing Business anywhere in the Restricted Territory.

(b) Non-Hire. During the Restricted Period, Seller shall not, directly or indirectly, in any manner, hire, engage, or solicit for employment (or engagement as a consultant) any Person who (i) was employed (or engaged as a consultant) by Seller during the one (1) year period prior to Closing, or (ii) is or was employed (or engaged as a consultant) by Purchaser or any of its Affiliates during the one (1) year period prior to such solicitation, or encourage or induce or attempt to encourage or induce any such employee or consultant to leave such employment or engagement, except that the foregoing prohibition on solicitation shall not prohibit a general solicitation by means of general advertisement that is not specifically directed at such employees or consultants.

(c) Non-Solicitation. During the Restricted Period, Seller shall not, directly or indirectly, in any manner, (i) encourage or induce or attempt to encourage or induce any Person who is, or was within two (2) years prior to the date thereof, a supplier, licensor, customer, client or other business relation of Seller, Purchaser, or Purchaser’s Affiliates (such supplier, licensor, customer, client or other business relation collectively, the “Seller Relations”) to cease doing business or modify the way it does business with Purchaser or its Affiliates or in any way negatively interfere with or otherwise intentionally adversely affect the relationship between any Seller Relation and Purchaser or its Affiliates; or (ii) solicit any Seller Relation for a Competing Business (including, without limitation, any business providing the same types of services or selling the same types of products as those provided or sold by Seller at or prior to Closing).

(d) Confidentiality. From and after the Closing, Seller shall, and shall cause its representatives and agents to, hold in confidence (and not disclose or provide access to any other Person) and not use, any and all Confidential Information, whether written or oral. If Seller or any of its representatives or agents is compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Purchaser in writing and shall disclose only that portion of such information that Seller is advised by its counsel in writing is legally required to be disclosed; provided, however, that Seller (or representative on its behalf) shall use commercially reasonable efforts to obtain, and immediately notify Purchaser in writing so that Purchaser shall be able to seek to obtain (at Purchaser’s sole expense), an appropriate protective Order or other reasonable assurance that confidential treatment will be accorded such information. Notwithstanding anything to the contrary set forth in this Agreement, Seller shall be permitted to use Confidential Information of Seller solely in connection with their confidential Tax or accounting purposes, legal compliance, or to enforce their respective rights under this Agreement or the other Transaction Documents.

(e) Severability; Reformation. Seller acknowledges that each of Section 5.5(a), Section 5.5(b), Section 5.5(c) and Section 5.5(d) is reasonable and necessary to protect Purchaser’s significant investment from unfair competition, solicitation and interference. Seller acknowledges the substantial consideration and benefits being received Seller hereunder, and as consideration for such benefits, Seller hereby agrees to be bound by the covenants contained in this Section 5.5. Seller further acknowledges that Purchaser would not have entered into this Agreement but for Seller’s agreement to be bound by the covenants contained in this Section 5.5. If it is determined by a court of competent jurisdiction that any of the restrictions contained in this Section 5.5 (or any part thereof) are unenforceable because of the scope thereof or for any other reason, such court shall modify the scope of such restriction as minimally as necessary for such restriction to be enforceable, and such restriction shall thereafter be enforced.

(f) Injunctive Relief. Seller acknowledges and agrees that a breach of any of the covenants set forth in this Section 5.5 cannot be reasonably or adequately compensated for with damages in a Proceeding and that Purchaser will therefore be entitled to equitable relief (including (i) injunctive relief restraining Seller from engaging in any action which would constitute or cause a breach or violation of this Section 5.5 and (ii) specific performance to compel Seller to comply with the obligations and covenants in this Section 5.5 without having to post any bond or undertake any other action or obligation and in addition to all other available remedies. Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that any amount set forth in Tax Allocation Schedule with respect to the restrictive covenants set forth in this Agreement (including those contained in this Section 5.5) shall not in any way be deemed a “cap” on or other measurement of damages in the event of a breach of any restrictive covenants set forth herein and shall in no way limit or restrict Purchaser’s or any other Purchaser Indemnified Person’s recovery for such breach.

(g) Tolling. In the event of a breach of any covenant set forth in this Section 5.5, the Restricted Period, as applicable, will be tolled and extended by the duration of such breach.

5.6 Certain Assigned Contracts.

(a) To the extent that the assignment or attempted assignment by Seller to Purchaser of any Assigned Contract that is included among the Acquired Assets, or of any claim, right or benefit arising thereunder or resulting therefrom, is prohibited by any Law, or would require any consent, waiver, authorization or novation by or notice to any Person, and such consent, waiver, authorization, novation or notice has not been obtained or made prior to the Closing in a form and substance reasonably acceptable to Purchaser, or would be ineffective or would materially and adversely affect the rights of Seller or Purchaser thereunder, then neither this Agreement nor any other Transaction Document will constitute an assignment or attempted assignment thereof, and the same will not be assigned at the Closing. Subsequent to the Closing, Seller will use its commercially reasonable efforts and cooperate with Purchaser to obtain promptly all such consents, waivers, authorizations or novations and to timely give all notices required with respect to the Assigned Contracts that are included among the Acquired Assets, in form and substance reasonably acceptable to Purchaser. Seller will bear and pay the cost of all filing, recordation and similar fees and Taxes incurred after the date hereof and payable to any Governmental Authority in connection with the assignment of the Assigned Contracts that are included among the Acquired Assets and any additional fees or charges (howsoever denominated) required by any Person in connection with the assignment of any of the Assigned Contracts that are included among the Acquired Assets or any related consent, waiver, authorization, novation or notice.

(b) If any consent, waiver, authorization, novation or notice that is required for the effective assignment to Purchaser of any Assigned Contract that is included among the Acquired Assets cannot be obtained or made and, as a result, the material benefits of such Assigned Contract cannot be provided to Purchaser following the Closing as otherwise required in accordance with this Agreement, then Seller will use its commercially reasonable efforts to provide Purchaser with the economic (taking into account all burdens and benefits, including Tax costs and benefits) and operational benefits, to the extent permitted therein, of any such Assigned Contract, and to permit Purchaser to perform Seller’s obligations and enforce Seller’s rights under such Assigned Contract as if such Assigned Contract had been assigned to Purchaser (and as if Seller had obtained or made such consent, waiver, authorization, novation, or notice, as the case may be), including (i) enforcing, at Purchaser’s request, any rights of Seller arising with respect thereto, including the right to terminate such Assigned Contract upon the request of Purchaser and (ii) permitting Purchaser to enforce any rights arising with respect thereto. Subject to the terms below regarding the reimbursement of Seller for costs associated with administering any Assigned Contract on behalf of Purchaser, Seller will pay to Purchaser, when received, all income, proceeds and other monies received by such Seller from third parties to the extent related to Purchaser’s intended rights under any Assigned Contract, as contemplated by this Agreement, including this Section 5.6. Once any such consent, waiver, authorization or novation is obtained or notice is properly made in form and substance reasonably acceptable to Purchaser, Seller will assign such Assigned Contract to Purchaser at no additional cost to Purchaser. Any expenses incurred by Seller in connection with the arrangements contemplated by this Section 5.6 as it relates to the administration of any Assigned Contract by Seller on behalf of Purchaser for the period before it is assigned to Purchaser will be borne by Purchaser. For purposes of this Section 5.6, it shall be reasonable for Purchaser not to accept the form and substance of any consent, waiver, authorization, novation or notice if it (i) changes or modifies, in any material respect, any Assigned Contract, or (ii) results in any material incremental cost to, or obligation on, Purchaser.

5.7 Names; Domain Name.

(a) From and after the Closing Date, Seller will cease to use the trade names included among the Acquired Assets (which includes “DebtX” and “Debt Exchange” and all confusingly similar variants thereof) (collectively, the “Names”)), except in connection with Tax Returns relating to periods prior to the Closing. Within ten (10) Business Days following the Closing Date, Seller will (a) take all necessary actions, including the filing of any documents, to change its corporate and any assumed names to names not confusingly similar to the Names and (b) deliver to Purchaser a true, correct and complete copy of the filings showing that each such name change has occurred.

(b) At the Closing, Seller shall take all actions necessary to convey any Domain Names (including the Domain Names set forth on Section 3.17(a)(iii) of the Disclosure Schedule) included among the Acquired Assets to Purchaser. Seller hereby appoint Purchaser as its attorney-in-fact to file all such documents and update all such information on or after the Closing Date.

5.8 Receivables.

(a) Seller will hold and promptly remit to Purchaser any cash, checks (with appropriate endorsements), payments, invoices or other property, received by it following the Closing which (a) are included among the Acquired Assets, or (b) properly belong to Purchaser under any Transaction Document. Purchaser will have the right and authority to collect for its own account all accounts receivable included among the Acquired Assets and other items that are included in the Acquired Assets and to endorse with the name of Seller any checks or drafts received with respect to any such accounts receivable or other items.

(b) Purchaser will hold and promptly remit to Seller any cash, checks (with appropriate endorsements), payments, invoices or other property, received by it following the Closing which (a) are not included as an Acquired Asset, including pursuant to Section 2.1(a)(i) hereof, (b) are included among the Excluded Assets, or (c) properly belong to Seller pursuant to or under any Transaction Document. Seller will have the right and authority to collect for its own account all accounts receivable included among the Excluded Assets and other items that are included in the Excluded Assets and to endorse with the name of Purchaser any checks or drafts received with respect to any such accounts receivable or other items.

5.9 Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Acquired Assets to Purchaser; it being understood that any liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

5.10 Pre-Closing Taxes. Any and all ad valorem or similar Taxes (other than the Transfer Taxes) with respect to the Acquired Assets for any Straddle Period shall be prorated between Seller and Purchaser. Seller’s portion of any such Taxes shall be equal to the amount of Tax for the Straddle Period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the Straddle Period through the Closing Date and the denominator of which shall be the total number of days in the Straddle Period. Purchaser’s portion of any such Taxes shall be equal to the amount of Tax for the Straddle Period multiplied by a fraction, the numerator of which shall be the number of days in the Straddle Period after the Closing Date and the denominator of which shall be the total number of days in the Straddle Period. In the event that any Party pays any Taxes for which the other Party is obligated in whole or in part under this Section 5.10, the former shall present the latter with a statement setting forth the latter’s proportionate share, and the latter shall promptly pay its share to the former.

5.11 Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees incurred in connection with the transfer of the Acquired Assets to Purchaser (collectively, the “Transfer Taxes”) shall be paid by 50% by Seller and 50% by Purchaser, and Purchaser and Seller shall reasonably cooperate with respect to the filing of any Tax Returns and exemption certificates related thereto.

5.12 Cooperation. Seller and Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return or with respect to any audit by any Tax authority or other Tax authority proceeding in respect of Taxes for any taxable period that includes the date of the Closing and for all prior taxable periods, in each case, with respect to the Acquired Assets or the Business.

5.13 Payment of Other Excluded Liabilities. In addition to payment of Taxes pursuant to Section 5.10 or Section 5.11, Seller shall pay, or make adequate provision for the payment, in full all of the Excluded Liabilities and other liabilities of Seller under this Agreement. If any such liabilities are not so paid or provided for, or if Purchaser reasonably determines that failure to make any payments will impair Purchaser’s use or enjoyment of the Acquired Assets or conduct of the Business, Purchaser may, at any time after the Closing Date, elect to make all such payments directly (but shall have no obligation to do so) and set off and deduct the full amount of all such payments from any amounts due to Seller under this Agreement.

5.14 Seller Release. Seller, on such its own behalf and on behalf of its successors, trustees, executors, administrators, permitted assigns and any other Person that may claim by, through or in the right of Seller, as applicable (collectively, the “Releasing Parties”), hereby irrevocably waives, releases and discharges Purchaser and each of its Affiliates (collectively, the “Released Parties”) from any and all Proceedings, causes of actions, demands, rights, damages, Indebtedness, liabilities, dues, sums of money, accounts, reckonings, costs, expenses, responsibilities, covenants, contracts, controversies, agreements and claims of any kind or nature whatsoever that such Person now has or may have ever had, whether in such Releasing Party’s capacity as an equityholder, employee, officer, manager or director of the Business or otherwise (including any right to indemnification or exculpation with respect to any losses) and whether absolute or contingent, liquidated or unliquidated, known or unknown, and such Releasing Party shall not seek to recover any amounts or any other remedy in connection therewith or thereunder from any Released Party; provided, however, that the foregoing release will not be construed to apply to or release any claims (a) relating to or arising under this Agreement or the Transaction Documents or (b) which are not permitted to be released under applicable Law.

Article VI.
INDEMNIFICATION

6.1 Survival . All representations, warranties, covenants, and obligations in this Agreement, the Schedules attached hereto, and any other certificate or document delivered pursuant to this Agreement will survive the Closing and the consummation of the Transactions, subject to Section 6.4. Except to the extent Purchaser has knowledge as of the Closing Date of any breach or inaccuracy of any of the representations or warranties in this Agreement, the right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) about, the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. For purposes of this Section 6.1, the “knowledge” of Purchaser means the actual knowledge of Ross Dove, Brian Cobb, Nick Dove or James Sklar.

6.2 Indemnification and Reimbursement by Seller. Seller shall indemnify and hold harmless Purchaser, its Affiliates, and their respective officers, directors, members, stockholders, employees, representatives and agents (collectively, the “Purchaser Indemnified Persons”), and shall reimburse the Purchaser Indemnified Persons, including through the right of Purchaser to assert a claim against the General Escrow Amount or the Patent Litigation Escrow Amount, as applicable, as provided in Section 6.7 hereof, for Losses, arising, directly or indirectly, from or in connection with:

(a) any inaccuracy or breach of any representation or warranty of Seller contained in this Agreement or any other Transaction Document to which Seller is a party;

(b) the breach by Seller of any of its covenants, obligations or agreements contained in this Agreement or any other Transaction Document to which Seller is a party;

(c) any liability for (i) Taxes of Seller (or any Affiliate of Seller) for any taxable period, including without limitation, (A) Taxes relating to the Business, the Acquired Assets or the Assumed Liabilities for any Pre-Closing Tax Period and (B) any other Taxes of Seller (or any Affiliate of Seller) of any kind or description; or (ii) Taxes that are the responsibility of Seller pursuant to this Agreement (including pursuant to Section 5.11 hereof);

(d) any Indebtedness of Seller as of the time of Closing, to the extent not included at the time of Closing in the determination of the Closing Cash Amount;

(e) any Seller Transaction Expenses, to the extent not included at the time of Closing in the determination of the Closing Cash Amount; and

(f) any Excluded Asset or Excluded Liability.

6.3 Indemnification and Reimbursement by Purchaser. Purchaser shall indemnify and hold harmless Seller and its Affiliates, and their respective officers, directors, stockholders, employees, representatives and agents (collectively, the “Seller Indemnified Persons”), and shall reimburse the Seller Indemnified Persons for any Losses arising, directly or indirectly, from or in connection with:

(a) any breach of, or inaccuracy in, any representation or warranty made by Purchaser in this Agreement or the Transaction Documents;

(b) any breach of any covenant or agreement of Purchaser in this Agreement or the Transaction Documents;

(c) any liability for (i) Taxes of Purchaser (or any Affiliate of Purchaser) for any taxable period, including without limitation, (A) Taxes relating to the Business, the Acquired Assets or the Assumed Liabilities for any Post-Closing Tax Period and (B) any other Taxes of Purchaser (or any Affiliate of Purchaser) of any kind or description; or (ii) Taxes that are the responsibility of Purchaser pursuant to this Agreement (including pursuant to Section 5.11 hereof);

(d) any Assumed Liability.

6.4 Limitations.

(a) Time Limitations.

(i) Seller will not have any indemnification liability for the breach of any representation or warranty set forth in Article III, unless on or before the fifteen (15) month anniversary of the Closing Date, Purchaser notifies Seller of a claim or potential claim specifying the factual basis of that claim in reasonable detail to the extent then known by Purchaser; provided, however, that any claim with respect to breaches of Sections 3.1 (Organization and Qualification), 3.3 (Capitalization), 3.5 (Authority; Enforceability), subpart (a) and subpart (b) of 3.7 (No Conflict; Required Filings and Consents), 3.12 (Absence of Litigation, Claims and Orders), 3.16 (Taxes), and 3.20 (Brokers) (collectively, the “Fundamental Representations”), may be made by Purchaser at any time prior to the third (3rd) anniversary of the Closing Date, but not afterwards.

(ii) Purchaser will have no indemnification liability for the breach of any representation or warranty set forth in Article IV, unless on or before the twelve (12) month anniversary of the Closing Date, Seller notifies Purchaser of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller; provided, however, that any claim with respect to breaches of Sections 4.1 (Organization), 4.2 (Authority; Enforceability), and 4.5 (Brokers) may be made by Seller at any time prior to the third (3rd) anniversary of the Closing Date, but not afterwards.

(iii) The covenants and agreements herein that contemplate performance following the Closing shall survive the Closing and remain in full force and effect until fully performed or for the term stated therein, and the covenants and agreements herein that are indefinite shall survive the Closing and remain in full force and effect in perpetuity.

(b) Seller Monetary Limitations.

(i) Seller has no obligation to indemnify the Purchaser Indemnified Persons pursuant to Section 6.2(a) of this Agreement (other than with respect to the Fundamental Representations or Fraud), unless the aggregate amount of all such Losses incurred or suffered by the Purchaser Indemnified Persons exceeds $45,000.00 (the “Deductible”) (at which point Seller shall indemnify and hold harmless the Purchaser Indemnified Persons for all such Losses in excess of the Deductible).

(ii) The aggregate liability of Seller in respect of claims for indemnification pursuant to Section 6.2(a) of this Agreement (other than with respect to the Fundamental Representations or Fraud)) is not to exceed the General Escrow Amount (the “Cap”).

(iii) The Deductible and the Cap shall not apply to Seller’s obligation to indemnify and hold Purchaser Indemnified Persons harmless from and against Losses incurred by Purchaser Indemnified Persons in connection with, arising out of, resulting from or based upon an inaccuracy in or a breach of any Fundamental Representations or for Fraud or any of the matters described in Section 6.2(b) through 6.2(f); provided, however, in no event shall Seller’s liability for any indemnification claim based upon an inaccuracy in or a breach of any Fundamental Representations or any of the matters described in Section 6.2(c) through 6.2(e) exceed one-half of the Base Purchase Price.

(c) Purchaser Monetary Limitations.

(i) Purchaser is to have no obligation to indemnify the Seller Indemnified Persons pursuant to Section 6.3(a) of this Agreement unless the aggregate amount of all such Losses incurred or suffered by the Seller Indemnified Persons exceeds the Deductible (at which point Purchaser shall indemnify and hold harmless the Seller Indemnified Persons for all such Losses from dollar one).

(ii) The aggregate liability of Purchaser in respect of claims for indemnification pursuant to Section 6.3(a) of this Agreement (other than with respect to breaches of Sections 4.1 (Organization), 4.2 (Authority; Enforceability), or 4.5 (Brokers) or for Fraud) is not to exceed the Cap.

(iii) The limitations set forth in Sections 6.4(c)(i) and (ii) of this Agreement and Section 6.4(a)(ii) of this Agreement are not to apply to claims for indemnification pursuant to Section 6.3(b) of this Agreement, of which the aggregate liability of Purchaser is not to exceed one-half of the Base Purchase Price.

Nothing contained herein (including Sections 6.4(a)(i) and 6.4(b)) shall limit or restrict any Purchaser Indemnified Person’s or Seller Indemnified Person’s right to maintain or recover any amounts in connection with any action or claim based upon Fraud.

6.5 Third-Party Claims.

(a) Promptly after receipt by a Person entitled to indemnity under Section 6.2 or 6.3 (an “Indemnified Person”) of notice of the assertion of any claim against any Indemnified Person by a third party (a “Third-Party Claim”), such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any Losses that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 6.5(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate, (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim or (iii) such Third-Party Claim relates to or arises in connection with any criminal or quasi-criminal Proceeding or any Proceeding by a Governmental Authority pursuant to Taxes or Tax matters imposed on Purchaser), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article VI for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s consent (such consent not to be unreasonably withheld, conditioned or delayed) unless (A) there is no finding or admission of any violation of any Law or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (iii) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its consent. In the event that the Indemnifying Person declines or is not entitled to participate in or assume the defense of such Third-Party Claim, in accordance with the provisions of this Section 6.5(b), any of the Indemnified Persons may undertake such defense and the Indemnifying Person shall reimburse the Indemnified Persons for their reasonable legal fees and expenses in connection therewith as and when such fees and expenses are incurred by them.

(c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d) With respect to any Third-Party Claim subject to indemnification under this Article VI: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed in all material respects of the status of such Third-Party Claim and any related proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the Parties agree to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(e) With respect to any Third-Party Claim subject to indemnification under this Article VI, the Parties shall cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each Party agrees that: (i) it will use reasonable best efforts, in respect of any Third-Party Claim in which it has assumed or has participated in the defense, to avoid production of Confidential Information (consistent with applicable Law and rules of procedure), and (ii) all communications between any Parties hereto and counsel responsible for or participating in the defense of any Third-Party Claim will, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

6.6 Order of Recovery.

(a) Subject to the limitations contained elsewhere in this ARTICLE VI, as applicable, upon resolution of any claim by any Purchaser Indemnified Person for indemnification pursuant to Section 6.2(a) (other than with respect to the Fundamental Representations or Fraud), to the extent any funds remain in the General Escrow Account, Purchaser and Seller shall jointly instruct the Escrow Agent to disburse therefrom the amount due and owing in respect of such claim to Purchaser. For the avoidance of doubt, (x) other than with respect to the Fundamental Representations or Fraud, Seller shall have no liability to Purchaser Indemnified Persons under Section 6.2(a) in excess of the funds in the General Escrow Account, and (y) nothing in this Section 6.7(a) shall in any manner limit Purchaser Indemnified Persons with respect to claims for inaccuracies in or breaches of Fundamental Representations or Fraud or pursuant to Section 6.2(b) through Section 6.2(e), for which claims Purchaser Indemnified Persons may obtain recovery as set forth in Section 6.6(b).

(b) Subject to the limitations contained elsewhere in this ARTICLE VI, as applicable, upon resolution of any claim by any Purchaser Indemnified Person for indemnification in respect of any inaccuracy in or breach of Fundamental Representations or Fraud or pursuant to Section 6.2(b) through Section 6.2(g), the following order of recovery shall apply: (i) first, to the extent any funds remain in the General Escrow Account, Purchaser and Seller shall jointly instruct the Escrow Agent to disburse therefrom the amount due and owing in respect of such claim to Purchaser, and (ii) second, if no funds remain in the General Escrow Account, then Purchaser may seek recovery directly against Seller, but, for the avoidance of doubt, in no event may Purchaser seek recovery directly against Seller’s directors, officers, employees, or, except in the case of Fraud, stockholders.

6.7 Release of Escrow Funds in Escrow Account.

(a) Within five (5) Business Days following the date that is fifteen (15) months following the Closing Date (the “General Escrow Release Date”), Purchaser and Seller shall direct the Escrow Agent to release all funds remaining in the General Escrow Account to Seller to such account as Seller shall designate; provided, however, that no amount(s) subject to a pending claim for indemnification made by a Purchaser Indemnified Person pursuant to Section 6.2 shall be do disbursed until the final resolution of such pending claim. To the extent that, on the General Escrow Release Date, any amount has been reserved and withheld from distribution from the General Escrow Account on such date on account of an unresolved claim for indemnification made by a Purchaser Indemnified Person pursuant to Section 6.2 and, subsequent to the General Escrow Release Date, such claim is resolved, Purchaser and the Seller shall immediately direct the Escrow Agent to release (i) to the Purchaser Indemnified Persons the amount of Losses of Purchaser Indemnified Persons, if any, due and owing in respect of such claim as finally determined, and (ii) to Seller an amount equal to the excess, if any, of the amount theretofore reserved and withheld from distribution in respect of such claim over the payment, if any, made pursuant to the foregoing clause.

(b) Within five (5) Business Days following the full, final, complete and non-appealable resolution and/or settlement of the GPE Patent Litigation Matter, Purchaser and Seller shall direct the Escrow Agent to release all funds remaining in the Patent Litigation Escrow Account less any Losses incurred by Purchaser, if any, arising from or in connection with the GPE Patent Litigation Matter, to Seller to such account as Seller shall designate. Seller hereby agrees to promptly provide Purchaser proof of such final resolution and/or settlement of the GPE Patent Litigation Matter for Purchaser’s review prior to the release of the funds remaining in the Patent Litigation Escrow Account.

6.8 Exclusive Remedy. The indemnification provided for in this Article VI shall be the exclusive post-Closing remedy available to an Indemnified Person in connection with any Losses arising out of the matters set forth in this Agreement or the transactions contemplated hereby, provided that nothing herein will limit any Indemnified Person’s rights hereunder or otherwise to injunctive or other equitable relief to enforce its rights under this Agreement or otherwise in connection with the transactions contemplated hereby.

6.9 Treatment of Indemnification Payments. Any payments made pursuant to the indemnification obligations arising under this Agreement shall be treated as an adjustment to the Base Purchase Price for all Tax purposes.

Article VII.
MISCELLANEOUS

7.1 Amendment. This Agreement may not be amended other than in an instrument in writing signed by each of the Parties.

7.2 Waiver. Neither the failure nor any delay by any Party in exercising any right under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, and no single or partial exercise of any such right will preclude any other or further exercise of such right or the exercise of any other right. No claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party. The rights and remedies of the Parties to this Agreement are cumulative and not alternative.

7.3 Notices. All notices, requests, demands or other communications under this Agreement must be in writing and will be deemed to have been duly given to the Person designated below (i) on the date of delivery if delivered in person; (ii) on the third (3rd) Business Day following the deposit thereof in the United States mail, provided it is mailed by certified mail, return-receipt requested and postage prepaid and properly addressed; or (iii) on the earlier of actual receipt or second (2nd) Business Day after being sent by air courier or commercial delivery service. Any Party may from time to time, by written notice to the other Party, designate a different address, which will be substituted for the one specified below:

If to Purchaser:

Heritage DebtX LLC

c/o Heritage Global Inc.

6130 Nancy Ridge Drive

San Diego, CA 92121

Attention: James Sklar, EVP and General Counsel

E-mail: [Reserved]

with a copy (which shall not constitute notice) to:

Bass, Berry & Sims PLC

21 Platform Way South, Suite 3500

Nashville, Tennessee 37203

Attention: Curtis Capeling

E-mail: [Reserved]

If to Seller:

The Debt Exchange, Inc.

275 Grove Street, Suite 2-400

Newton, MA 02466

Attention: Kingsley Greenland

E-mail: [Reserved]

with a copy (which shall not constitute notice) to:

Alston & Bird LLP

One Atlantic Center

1201 W. Peachtree Rd.

Atlanta, Georgia 30309

Attention: Chris Baugher

E-mail: [Reserved]

7.4 Enforcement of Agreement. Each Party hereto acknowledges and agrees that the other Parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by such Party could not be adequately compensated by monetary damages. Accordingly, the Parties hereto agree that, in addition to any other right or remedy to which any Party hereto may be entitled, at law or in equity, the Parties hereto will be entitled to, among other remedies, and without posting any bond or other undertaking, injunctive relief, which may include, but will not be limited to: (a) restraining any other Party hereto from engaging in any action that would constitute or cause a breach or violation of this Agreement, (b) obtaining specific performance to compel any Party hereto to perform such Party’s obligations and covenants under this Agreement, and (c) obtaining damages available either at law or in equity. If any Proceeding relating to this Agreement, or the enforcement of any provision of this Agreement is brought by a Party against any other Party, the prevailing Party will be entitled to recover reasonable attorney’s fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

7.5 Headings; Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All Annexes, Exhibits and Schedules to this Agreement are incorporated into and constitute an integral part of this Agreement as if fully set forth herein. The statements in the Disclosure Schedule, and those in any supplement thereto, relate to the representations and warranties in the Section of the Agreement to which they expressly relate and to any other representation or warranty in this Agreement to the extent such information is, on its face, responsive to such other Section. The language used in the Agreement will be construed, in all cases, according to its fair meaning, and not for or against any Party hereto. Any rules of construction to the effect that any ambiguities are to be resolved against the drafting Party will not be available in the interpretation of this Agreement.

7.6 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any of the Parties. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to amend or otherwise modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner such that that transactions contemplated hereby are fulfilled to the fullest extent possible.

7.7 Entire Agreement. This Agreement and the Transaction Documents (including all Annexes, Exhibits and Schedules (including the Disclosure Schedule) to this Agreement) and other documents and instruments delivered in connection herewith constitute the entire agreement among the Parties and supersede all prior representations, agreements, understandings and undertakings, whether written or oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof (including the Confidentiality Agreement, which will be of no further force and effect as of the Closing), and no Party is relying on any other prior oral or written representations, agreements, understandings or undertakings with respect to the subject matter hereof and thereof.

7.8 Assignment. This Agreement and the rights and obligations hereunder may not be assigned by any Party without the prior written consent of each of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective legal successors and permitted assigns. Notwithstanding the foregoing, Purchaser may assign its rights and obligations under this Agreement, in whole or in part, in connection with any disposition or transfer of all or any portion of Purchaser’s business in any form of transaction without the consent of Seller provided that Purchaser shall remain liable for any continuing obligations hereunder. In addition, Purchaser may assign any or all of its rights pursuant to this Agreement to any of its Affiliates or to any lender to Purchaser or any of its Affiliates as collateral security without the consent of Seller, provided that, unless otherwise agreed to by Seller, Purchaser shall remain liable for any continuing obligations hereunder.

7.9 No Third Party Beneficiaries. Nothing in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right under or with respect to this Agreement or any provision of this Agreement, except such rights as will inure to a successor or permitted assignee pursuant to Section 7.8.

7.10 Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the Law of the State of Delaware without regard to any conflicts of law principles that would require the application of any other Law. Each Party agrees to personal jurisdiction in any action brought in any Court, Federal or State, within the State of Delaware having subject matter jurisdiction over the matters arising under this Agreement. Any suit, action or proceeding arising out of or relating to this Agreement shall only be instituted in the State of Delaware. Each Party waives any objection that it may have now or hereafter to the laying of the venue of such action or proceeding and irrevocably submits to the exclusive jurisdiction of any such Court in any such suit, action or Proceeding.

7.11 Waiver of Jury Trial. The parties hereby waive any right to trial by jury in any action or proceeding arising out of or in any way pertaining to this Agreement or the transactions, whether now or hereafter arising, and whether sounding in contract, tort, or otherwise. Any party may file a copy of this Section 7.11 with any court as written evidence of the knowing, voluntary and bargained agreement between the parties to irrevocably waive trial by jury, and that any proceeding or action whatsoever between the parties relating to this Agreement or the transactions will instead be tried in a court of competent jurisdiction by a judge sitting without a trial.

7.12 Execution of Agreement; Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile, electronic signature (including via DocuSign) or by .pdf or similar imaging transmission, will constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile, electronic signature (including via DocuSign) or by .pdf or similar imaging transmission, will be deemed to be their original signatures for any purpose whatsoever.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

PURCHASER:

HERITAGE DEBTX LLC

By: /s/ James Sklar

Name: James Sklar

Title: Executive Vice President, General Counsel and Secretary

Signature Page to Asset Purchase Agreement

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

SELLER:

THE DEBT EXCHANGE, INC.

By: /s/ William F. Looney III

Name: William F. Looney III

Title: President & CEO

Signature Page to Asset Purchase Agreement